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                                                            EXHIBIT 99.B1I



                               KEMPER-DREMAN FUND, INC.

                                ARTICLES OF AMENDMENT
                                ---------------------

               Kemper-Dreman Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 having its principal office in the State of Maryland in Baltimore City (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

               FIRST: Article SECOND of the Corporation's charter (the "Charter") is hereby amended as follows:

               Article SECOND: The name of the Corporation is Kemper Value Fund, Inc.

               SECOND: In Article FIFTH of the Charter, the sixty million (60,000,000) shares classified as Kemper-Dreman Contrarian Fund Class A Shares shall be redesignated as the Kemper Contrarian Fund Class A Shares, the sixty million (60,000,000) shares classified as Kemper-Dreman Contrarian Fund Class B Shares shall be redesignated as the Kemper Contrarian Fund Class B Shares, the fifteen million (15,000,000) shares classified as Kemper-Dreman Contrarian Fund Class C Shares shall be redesignated as the Kemper Contrarian Fund Class C Shares, the fifteen million (15,000,000) shares classified as Kemper-Dreman Contrarian Fund Class I Shares shall be redesignated as the Kemper Contrarian Fund Class I Shares.

               Also in Article FIFTH of the Charter, the sixty million (60,000,000) shares classified as Kemper-Dreman Small Cap Value Fund Class A Shares shall be redesignated as the Kemper Small Cap Value Fund Class A Shares, the sixty million (60,000,000) shares classified as Kemper-Dreman Small Cap Value Fund Class B Shares shall be redesignated as the Kemper Small Cap Value Fund Class B Shares, the fifteen million (15,000,000) shares classified as Kemper-Dreman Small Cap Value Fund Class C Shares shall be redesignated as the Kemper Small Cap Value Fund Class C Shares, the fifteen million (15,000,000) shares classified as Kemper-Dreman Small Cap Value Fund Class I Shares shall be redesignated as the Kemper Small Cap Value Fund Class I Shares.

               THIRD: The Board of Directors of the Corporation has duly adopted resolutions on May 21, 1997, approving the foregoing amendments to the Charter.





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               FOURTH:  Articles FIRST and SECOND of these Articles of
          Amendment are limited to changes expressly permitted by section 2-605(a)(4) of the Maryland General Corporation Law to be made without action by stockholders, and the Corporation is an open-end company under the Investment Company Act of 1940.

               The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties for perjury.

               IN WITNESS WHEREOF, KEMPER-DREMAN FUND, INC. has caused these Articles of Amendment to be executed in its name and on its behalf by its President and witnessed by its Secretary on July 18, 1997.


          [SEAL]                        KEMPER-DREMAN FUND, INC.


          Attest: /s/ Philip J. Collora By:  /s/ Stephen B. Timbers
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                 Philip J. Collora         Stephen B. Timbers
                 Secretary                 President